Exhibit 10.10

Share Pledge Agreement

This agreement is made on the _____________day of _____________ in China

BETWEEN

 (1)           China Teletech Limited (“CTL”) is a company registered in British Virgin Island, with its Registration address of P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
 (2) Zhao Yuan (Holder of the PRC passport number G34862025), a PRC national residing at 904, Block C, 149 Fengyuan Road, Guangzhou, China, 510130（Mr. Zhao）

 (In the following text, either party of CTL or Shanghai Classic will be called as “One Party”, and both parties will be called as “Both Parties”.

Whereas

(1)Mr. Zhao is a registered shareholder of a Chinese operating company. As of this Agreement date, its investment and percentage of ownership in this Chinese operating company as set out in Exhibit I.

(2) Pursuant to the terms of the loan Agreement signed between CTL and Mr. Zhao, Mr. Zhao borrows a loan of RMB 4,900,000 from CTL.

(3) Pursuant to the terms of the call option agreement signed between Mr. Zhao and China Teletech Limited, Mr. Zhao shall transfer all or partial of its equity investment in the Chinese operation company, as according to the instruction by CTL, to CTL or any its assigned parties.

 (4) As a guarantee of the obligation to repay its debt for Mr. Zhao, Mr. Zhao is willing to pledge all its shares equity in the Chinese operating company to CTL, and grant CTL as its first pledge beneficiary.  CTL is also willing to accept the shares pledge and enjoy the first pledge beneficiary of such pledged shares.

 (5) The pledging of Mr. Zhao‘s all equity shares of the Chinese Operating company has been approved by Chinese operating company’s Registered shareholders.  In addition, Mr. Zhaoabandons its priority right to purchase these pledged shares.

Under the basis of fair, equality, Both Parties agreed as follows:
1           Definition
2           Unless otherwise stated, the following words contained in the whole agreement will be explained as set out in the table below:
“
This Agreement
This agreement and its appendixes, tables, and other amendment or transferring if any;

Chinese Operating Company (“the company”)
Guangzhou Yueshen Network Technology Co., Ltd., a company Registered in Guangzhou, China, with its business license number of 007709, and adderss of Ground Floor, 139 Yingyuan Road, Yuexiu District.  Its fundamental materials are set out in Exhibit I.

Contact Obligation
The obligations of Mr. Zhaoas stipulated in the Loan Agreement with China Teletech Limited and as stipulated in the Pledge Agreement with China Teletech Limited.

Repayment of liability
The damages to CTL which is resulting from Mr. Zhao’s defaults, including direct, indirect, growing damages and any assessable loss on potential income, and the expenses incurred by CTL to obligate Mr. Zhao to fulfill its obligation.  The above said amount will be determined by CTL, as permitted by China Laws.

Repayment of Guaranteed Liabilities:
Repayment liability or fulfill the obligations according to the agreement by Shanghai Classic

Transaction Agreements: The Loan Agreement and Warrant Agreement

Defaults
Any defaults of Shanghai Classic in connection with the Loan Agreement and Warrant Agreement or This Agreement.

Pledged Shares
The shares legally owned by Mr. Zhao, and pledged to CTL according to This Agreement, as its guarantee to fulfill its obligations and repayment of debts, and the additional investment to the investee according to the term 2.6 and 2.7 of This Agreement or dividend, bonus and interest of these shares.

CTL Loan Agreement

The agreement signed between CTL and Mr. Zhao in 2009, in connection with Mr. Zhao borrows RMB 4,900,000 from CTL to set up and take 49% equity of Chinese Operating Company.

CTL Call Option Agreement

The agreement signed between CTL and Mr. Zhao in 2009, regarding Mr. Zhao transferring all or partial of its equity interest in Chinese Operating Company, to CTL or other parties assigned by CTL, as requested by CTL.

Business day:	Except for Saturday, the normal working days of Chinese banks

China:	People’s Republic of China. Particular in this agreement, it does not include Hong Kong, Macau and Taiwan.

Hong Kong:	Hong Kong Special Administrative Region
RMB:	Dominant currency in China
Hk$:	Dominant currency in Hong Kong
US$:	Dominant currency in United States
China Laws:	The laws, regulations, rules other ruling documents stipulated by the Administration departments of China or local governments of China.
%	Percentage

1           All the terms or sub-terms mentioned are the terms and sub-terms in this agreement.
2           In this agreement, singular word may include plural meaning, vise versa; If any word with gender meaning, it includes all genders; “person”, “third party” include natural person, legal person, organization and government.
3           In the agreement, unless otherwise stated, “day” means calendar day, which does not exclusive of compulsory holiday, Saturday and Sunday.  One year is 365 days, or 366 days for leap year.
4           Unless otherwise stated, “behavior” means doing something or not doing something
5           Titles or index of the agreement is only used for easy reading, not effect on the explanation of the document
6           If any terms of law is quoted, it includes the terms in the law and its revision, amendment, or extended explanation if any.

2           Shares pledge

2.1        Mr. Zhaoagrees to pledge its pledged shares, which is legally owned and with disposition right, to CTL, according to the terms of this Agreement, as a guarantee of fulfill its obligation and repay its liabilities.
2.2        The photocopy of shareholders list of Chinese Operating Company as of the date of signing off this Agreement, and the photocopy of certificate of investment by Mr. Zhao are attached as the Appendix I of this Agreement.
2.3        Within the validation of this Agreement, Unless due to CTL’s fault resulting in the reducing in the value of the pledged shares, CTL should not take any responsibility of the changes of the value on the pledged shares, thus, Mr. Zhao shall not request the compensation from CTL.
2.4         Under the presumption that not conflicting the Term 2.3, if any possibility of reducing the value of the pledged shares which may cause damage to CTL, CTL can dispose the pledged shares on behalf of Mr. Liu , and then negotiate with Mr. Zhao to settle the guaranteed liabilities by the disposed amount.  All the cost related will be borne by CTL.
2.5        If any defaults, CTL has the right to dispose the pledged shares as according to the Term 3 of this Agreement.
2.6        Upon agreed by CTL in written in advance, Mr. Zhao can invest into Chinese Operating Company by cash or via capital surplus or retained earnings. However, the increment capital in the Chinese Operating Company by Mr. Zhao is also included in the pledged shares and subject to the terms of this Agreement.
2.7        Upon agreed by CTL in written in advance, Mr. Zhao can get the dividend, bonus or other statutory interest of the pledged shares.  The dividend, bonus or other statutory interest of the pledged shares need to deposit into the bank account assigned by CTL, which will be used to settle the guaranteed liabilities in priority.
2.8        CTL has the right to dispose all or partial of the pledged shares according to this Agreement if any defaults.

3          Disposition of pledged shares

3.1       Mr.   and CTL agreed that if any defaults, CTL can , after informing Mr. Zhao  in written, take actions to recover its economic damage in case of defaults according to the China law, the Transaction Agreement and this Agreement.  Such actions will include but not limit to auction or disposition the pledged shares to recover the liability in priority.
3.2       CTL has the right to assign, in written, its attorney or other representative to execute part or all of the rights as mentioned above.  Mr. Zhao and Chinese Operating Company as controlled by Mr. Zhao shall not object to it.
3.3        The reasonable expenses incurred by CTL to execute the above rights can be deducted from the proceeds by the execution of CTL’s right.
3.4        The proceeds from the execution of CTL’s right will be arranged according to following order.
First of all, pay the expenses, including the compensation of the attorney, incurred by CTL in order to execute CTL’s rights.
Second, pay the taxes of disposition of the pledged shares
Third, repay the guaranteed liability
After deducting of above amount, CTL shall return the balance to Mr. Zhao if any, as according to China law.
3.5       CTL can take actions simultaneously or one by one, to recover any of its economic compensation.  CTL is not necessary to execute other compensation methods before disposition of pledged shares.

4          Release of pledge

After Mr. Zhao fulfills its obligation in effectiveness and in actuality, CTL shall release the pledge of the pledged shares as requested by Mr. Zhao .  Both parties shall take actions to release the pledge in the shareholders’ list of Chinese Operating Company or applying for the releasing the Registration of the pledge in local government according to the laws or regulations, if any.  Such reasonable expenses related to release of pledge will be borne by CTL.

5          Rescuing measures
☐        5.1
5.1       Under the presumption that it is not conflicted to this Agreements, if any changes in Registration process due to revision, new rules, new explanation, new application of China laws, which resulted in the illegalness of CTL to execute its rights, keep pledge right, or dispose of the pledged shares because of the conflicts of the laws, Mr. Zhao shall take actions as according to the CTL’s reasonable request in written, including but not limit to sign off agreements or other documents, to
☐  (a) make this Agreement valid
☐       (b) keep and satisfy the guarantee and its validation, as set or intentionally set by this Agreement; and
☐       (c)Facilitate the disposition of pledged shares as according to this Agreement.

6           Representation and warranties of Mr. Zhao

☐         6.1  Mr. Zhao represent and warranty as follows:
☐       (a) Mr. Zhao is a legal entity which enjoys or takes full civil rights and obligations.  It has right to sign off this Agreement, it can fulfill the terms in this Agreement and can take the obligations of the Agreement.

☐        (b) All documents, report, files and information provided by Mr. Zhao to CTL prior to validation of this Agreement, is true , complete and correct before signing off this Agreement.
☐        (c) All documents, report, files and information provided by Mr. Zhao to CTL after validation of this Agreement, is true , complete and correct when provided.
☐        (d) As of the validation date of this Agreement, Mr. Zhao is the sole owner of the pledged shares, without any disputes in connection with the pledged shares.  Mr. Zhao has the right to dispose all or any part of the pledged shares.
☐ (e) Except the pledge rights as set in accordance with this Agreement, or in the Transaction Agreement , there are not placed any other pledge rights, trust, other any other third party rights on the Shares.
☐ (f) Pledged shares can be pledged and transferred according to the law.  Mr. Zhao has the full right to pledge the pledged shares to CTL as according to this Agreement.
☐ (g) This agreement will be valid to Mr. Zhao ’s obligations, after Mr. Zhao ’s properly signing off.
☐   (h) If approval, permits from any third parties, governments or registration in governments is necessary according to the law, in connection of pledging the shares, has already been approved, obtained or done and will be still valid during the validation of this Agreement.
☐ (i) Mr. Zhao ’s signing off and execution of this Agreement does not conflict to any applicable China law, or any other agreements, any court verdict, arbitration award, or any local regulations.
☐ (j) The pledge as set forth in this Agreement is the first priority guaranteed right of the pledged shares.
☐ (k) The capital related to the pledged shares has been paid up timely, fully and legally into the Chinese Operating Company.  All the taxes and expenses related to get the pledge right of the pledged shares are borne by Mr. Zhao .

☐ (l) There is not any law suit or legal request by any governments， court, or arbitral tribunal against Mr. Liu, its property or the pledged shares, as known by Mr. Zhao , which will be significant effect on its ability to fulfill its guaranteed obligations as defined in this Agreement.
☐
☐ 6.2  Mr. Zhao  represent and warranty in connection with Chinese Operating Company as follows:

(a)
Chinese Operating Company is a limited liability company, legally set up as according to China law.  It is a legal person, which can take actions legally independent and can act as a litigation participant.

(b)	All documents, report, files and information provided by Chinese Operating Company to CTL prior to validation of this Agreement, is true , complete and correct before signing off this Agreement.
(c)	All documents, report, files and information provided by Chinese Operating Company to CTL after validation of this Agreement, is true , complete and correct when provided.
(d)
There is not any law suit or legal request by any governments， court, or arbitral tribunal against Chinese Operating Company, its property or the pledged shares, as known by Mr. Zhao , which will be significant effect on its economic status of Chinese Operation Company or on Mr. Zhao ’s ability to fulfill its guaranteed obligations as defined in this Agreement.

6.3       Mr. Zhao  warranty to CTL that above representation and warranties are true, complete, correct and will be fully complied, before repay of debt or fully fulfill its obligation, under any circumstances.

7          Events of defaults

7.1       Any party who break this Agreement (“Breaker”) shall, under the presumption that not affect other benefits of the party who keep the agreement (“keeper”), take the responsibility of breaking this Agreement, including but not limit to fulfilling its obligations, adopting rescuing measures, compensations.
7.2       The termination of this Agreement will not take any effect on the liabilities already existed before or as of termination date, as defined in this Agreement.  It will not take any effect on the rights of Keeper requesting of Breaker of its responsibility of breaking this Agreement.

8          Validation
☐
8.1       This Agreement will be valid when all following criteria are met:
☐ (a) This Agreement is singed by both parties properly
☐ (b) pledged shares as defined in this Agreement has been properly recorded in the shareholders’ list of Chinese Operating Company.
☐
8.2        The validation will not be expired until CTL dispose the pledged shares according to the Section 3 or release the pledged shares according to Section 4.
☐
9          Taxes and expenses

9.1       Both parties shall bear its own legal, financial, commercial or other expenses or cost related to negotiate, draft, or finalize this Agreement/.
9.2       The taxes or charges according to the China law resulting from this Agreement shall be borne by the party as according to the China Law.

10        Notices
10.1     Notices sent by the parties to perform the rights and obligations under this Agreement shall be in writing. If sent by personal delivery, EMS, or prepaid registered letter, such a notice shall be sent to the receiver’s address as follows or the receiver shall inform the sender other address in written in five days dance; if sent by t facsimile, such a notice shall be faxed to the number as follows:

If to China Telecom Limited
Address: 20A International and Commercial Building, 3009 Nanhu Road, Luohu District, Shenzhen, China.

If to Mr. Zhao Yuan

Address:  904, Block C, 149 Fengyuan Road, Guangzhou, China, 510130

10.2     To avoid any misunderstanding, if sent by personal delivery, such a notice shall be deemed served upon actual delivery; if sent by telex or facsimile, such a notice shall be deemed served at the time of transmission.  However, the original copy needed to be sent out by personal delivery after that. If sent by EMS or prepaid registered letter, such a notice shall be deemed served after 48 hours of sending, or 10 days if it’s oversea.  To prove the effectiveness of sending, address or dispatching on the notice need to be shown.

11        Transferring

11.1     Mr. Zhao certifies that:  CTL has the right to transfer all or partial of its rights or obligations as defined in this Agreement without agreed by Mr. Zhao .  CTL only need to inform Mr. Zhao of the transferring during a reasonable period after transferring.
11.2     Without written agreement by CTL, Mr. Zhao  can not transfer the rights or obligations as defined in this Agreement.

12           Governing laws

12.1           This Agreement is subject to China law and its explanation.
12.2           Both Parties agrees without redemption that: if any disputes in connection with the Agreement, both parties need to negotiate with each to resolve; If the disputes can not be negotiated, the disputes need to be summit to Chinese International Economic Trading Arbitration Committee, Southern China Branch, in accordance with effective International arbitration regulations.  This arbitration result is final one which is binding to both parties.  It can be executed court or other execution organization under governing.

13        General regulations.

13.1     CTL and Mr. Zhao  agree to complete, sign, submit and fulfill and ensure other related parties to complete, sign, submit and fulfill further actions, signed documents and provided data, to facilitate this Agreement under expected arrangement.
13.2     Timing is an important factor of this Agreement.
13.3     Any content in this Agreement shall not be considered that both parties are in a partnership or any of one party is another party’s agent, any one party is not granted the rights to set obligation against the other party.
13.4     Without written consent by both parties regarding this Agreement, any revision, changes or adding of rights or obligations of the terms in this Agreement, including but not limit to the changes, revision or adding according to the government’s approval and revision advice, are considered as invalid.
13.5     This Agreement is the sole and complete agreement of both Parties for the transaction as defined in this Agreement, which will replace any commitments, contracts, arrangements, statements, willingness, presentations or understandings before signing off this Agreement.
13.6     Any one party grants to third party of ceasing to execute, forgiving or not able to execute certain rights will not decrease, waive off or limit the rights as defined in this Agreement and the right to pursue the third party.  The Keeper waive off the breaking obligation of the Breaker, shall not be considered as waiving off final compensation right against the Breaker.  If partially or individually executing any rights in accordance with this Agreement, It will not take any effect of this Party to further execute the rights or execute other rights.

13.7     The rights, benefits and compensation request as defined in this Agreement can be accumulated and added.  If any one party executes the rights, benefits or compensation requests as defined in this Agreement, it can also enjoy, execute or claim for any rights, rescuing, compensation request as granted by laws.
13.8     If under certain circumstances, any terms of this Agreement are announced to be invalid by any court, arbitration organization, or other organizations with governing right, where it is permitted under laws, these terms will be treated to be deleted in this Agreement.  However, even though, the validation, legality, and compulsory execution of other terms in this Agreement will not change and will be still valid.
13.9     This Agreement is still applicable to the successors, inheritors or transferees of each party, regardless of changing of name, organization forms, or in-charging governor of each party or its successors, inheritors or transferees.
13.10   This Agreement is written in Chinese with 3 copies at equal legal effect.  Both parties take one copy each and another for Chinese Operating Company.
13.11   This Agreement can be signed by Both Parties simultaneously or respectively; The Agreement will not be valid until Both Parties or their representatives sign off this Agreement. The signed agreement from each party respectively will jointly become a complete agreement of this Agreement.

(No content following)

Signature page

Both Party or its representative sign off this Agreement as of the date set out in first page of this Agreement:

Zhao Yuan
On behalf of China Teletech Limited
Zhao Yuan /s/

Zhao Yuan
Zhao Yuan /s/

Exhibit 1

Company name：	Shenzhen Rongxin Investment Company Limited

Registered capital：	RMB10,000,000

Shareholder：Name	paid capital amount	percentage of equity interest

Liu Dong	RMB 5,100,000	51％
Zhao Yuan	RMB 4,900,000	49％
Total	RMB 10,000,000	100%